UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 22, 2007

DAG Media, Inc.

(Exact Name of Registrant as Specified in Charter)

New York	000-25991	13-3474831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

192 Lexington Avenue, New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

(212) 489-6800
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01	Entry into Material Definitive Agreement.

As described below, on March 22, 2007 the Compensation Committee (the “Committee”) of DAG Media, Inc.’s (the “Company”) Board of Directors approved an amendment to the executive agreement between the Company and Assaf Ran, President and Chief Executive Officer of the Company. A copy of the amendment will be filed as an exhibit to the Company’s upcoming Form 10-Q.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 22, 2007 the Committee approved a reduction in Mr. Assaf Ran’s, the Company’s President and Chief Executive Officer, base annual salary. The reduction in Mr. Ran’s salary shall take effect immediately and will last for a period of one year or until the Company has more significant operations (as defined by the Committee), whichever is earlier.

As previously reported, pursuant to his employment agreement, Mr. Ran is entitled to receive an annual base salary of $225,000. On March 22, 2007 Mr. Ran voluntarily agreed to reduce his salary by 75% from the $225,000 for which he is eligible. Accordingly, Mr. Ran’s annual salary is reduced, effective immediately, from $225,000 to $56,250. Mr. Ran voluntarily accepted this 75% decrease in his annual salary in order to preserve the cash flow of the Company.

On March 22, 2007 the Committee also approved a grant to Mr.Ran of incentive stock options to purchase 70,000 shares of common stock par value $.001 of the Company (the “Common Stock”), under the Company’s 1999 Stock Option Plan, as amended, at an exercise price equal to the 110% of the fair market value of the Company’s common stock on the date of the grant. The option shall vest in three equal yearly installments beginning on the date of the grant.

On March 22, 2007 the Committee also approved a grant to Inbar Evron-Yogev, the Company’s Chief Financial Officer, of incentive stock options to purchase 5,000 shares of Common Stock of the Company, par value $.001 per share, under the Company’s 1999 Stock Option Plan, as amended, at an exercise price equal to the fair market value of the Company’s common stock on the date of the grant. The option shall vest in five equal yearly installments beginning on the date of the grant.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits.
Exhibit No.	Description

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DAG MEDIA, INC.

Dated: March 27, 2007	By:/s/ Assaf Ran
Name: Assaf Ran
Title: President and Chief Executive Officer